Exhibit 10.1

OLIN CORPORATION
SECTION 16 OFFICER SHORT-TERM INCENTIVE PLAN

January 1, 2024

OLIN CORPORATION
SECTION 16 OFFICER SHORT-TERM INCENTIVE PLAN

Section 1.Incentive Plan Purposes. The main purposes of the Olin Corporation Section 16 Officer Short Term Incentive Plan (the “Plan”) are to maintain a competitive level of total cash compensation by providing officers, within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 (“Officers”), of Olin Corporation (“Olin” or the “Company”) with an opportunity to earn incentives based upon the achievement of performance goals over a specified performance period (the “Award”) and to align the interests of Olin Officers with those of Olin’s shareholders and with the strategic objectives of Olin.

Section 2.Effective Date; Performance Periods. The Plan is effective January 1, 2024. The Plan will remain in effect until formally amended or terminated by the Committee. Unless otherwise determined by the Committee and except as otherwise provided herein, each performance period under the Plan (each, a “Performance Period”) shall begin on January 1 and end on December 31 of each calendar year.

Section 3.Eligibility. In its sole discretion, the Committee will designate Officers of Olin for Plan participation (each, a “Participant”).

Section 4.Administration of the Plan.

(a)Administrative Power. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).

The Committee shall have full and exclusive discretionary power to interpret the terms and conditions of the Plan and any Award to determine eligibility for Awards and to adopt rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Without limiting such authority, the Committee may: (i) designate Participants; (ii) determine the Award amounts to be granted to Participants; (iii) determine the terms and conditions of any Award, subject to Section 5; (iv) interpret and administer the Plan and any instrument or agreement relating to the Plan or an Award made under the Plan; (v) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; (vi) adopt modifications, amendments, procedures, subplans and the like as are necessary or desirable to comply with, or to take account of, provisions of the laws of other countries in which Olin or an affiliate may operate to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws; and (vii) make any other determination and take any other action that it deems necessary or desirable for such administration.

(b)Discretion of the Committee. All designations, determinations, interpretations, and other decisions with respect to the Plan or any Award shall be within the sole discretion of the Committee, pursuant to Section 4(a) above, and shall be final, conclusive and binding upon all persons, including Olin, any affiliate, any Participants, any holder of any Award, any shareholder, and any employee of Olin or any affiliate.

Section 5.Determination of Award Opportunity.

(a)General. The Committee shall determine the performance metrics applicable to each Performance Period (the “Performance Metrics,” as defined in Section 5(c) below), target achievement levels, applicable weighting, and any other applicable terms or conditions, which, taken together, shall constitute the Award opportunity for the applicable Performance Period, as set forth in an annual addendum to the Plan (the “Annual Addendum”).

(b)Performance Certification. Prior to payment of an Award for any Performance Period, the Committee shall certify in writing the Performance Metric achievement levels.

(c)Potential Performance Metrics. The Performance Metrics will be objectively determinable goals, including both financial and non-financial objectives, based upon one or more performance measures determined at the discretion of the Committee, including, by way of example but without limitation, the following: Company valuation; earnings per share; revenue; expenses or reduction in expenses; return on equity; return on total or invested capital; return on assets; net income or earnings or loss before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), including cumulative compound net income growth rate; operating income or earnings; earnings (such as net income, EBIT and similar measures); cash flow (such as EBITDA, after-tax cash flow, distributable cash flow, free cash flow, levered free cash flow, adjusted cash flow, retained free cash flow, and similar measures as otherwise defined by the Committee); share price; debt reduction or leverage; gross, operating, or net profitability or profit margins (including profitability of an identifiable business unit or product); total shareholder return; working capital; economic value; enterprise value; objective measures of productivity or operating efficiency; improvements in capital structure; closing of a transaction; implementation or completion of critical projects; safety, health, and environmental metrics (such as reduction in Olin’s overall personal safety, process safety, and environmental events by showing year over year improvement with zero life injuries; improvement in process safety events from prior year; increase in sustainability measures); sustainability metrics (such as a demonstration of year over year improvement toward the achievement of the goals in Olin’s initial sustainability report, in total carbon emissions goal, in carbon emissions intensity goal, of a reduction in total water compensation goal, of an increase in the representation of women and minorities in leadership roles, of an increase in the number of employee volunteer hours, or of Company goals and initiatives of a similar nature and as determined by the Committee); employee relations metrics (such as the demonstration of incorporation and enhancement of Olin’s initiatives with respect to employee support, engagement, and leadership); efficiency metrics (such as timely completion, cost within budget and similar measures); any other objective or subjective performance goal, as determined by the Committee in its discretion, which goal may include an individual or strategic goal.

(d)Terms of Performance Metrics. The Committee may base Performance Metrics either on the performance of Olin or a subsidiary, affiliate, line of business, branch, department or other portion thereof, or a Participant’s individual performance for the applicable Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations and/or partnerships, prior Company performance, or other comparative measure selected by the Committee. Performance Metrics may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance Metrics need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance Metrics may, but need not, be determinable in conformance with generally accepted accounting principles.

(e)Weighting and Achievement. When the Performance Metrics are determined by the Committee, the weighting assigned to, and the levels of achievement (e.g., threshold, target, maximum), if any, for each Performance Metric shall be specified. In addition, the Committee may specify that any determination of achievement of the Performance Metrics shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during the Performance Period, including, by way of example but without limitation, the following: (i) non-recurring, non-operational gains, losses, and impairments; (ii) the effect of changes in tax laws, accounting principles, or other laws or provisions; and (iii) acquisitions or divestitures.

(f)Timing. In general, the Committee shall approve and adopt the Annual Addendum for a Performance Period; provided that, approval and adoption may occur before the commencement of the Performance Period but, in all circumstances, not later than ninety (90) days following the start of the Performance Period.

(g)Variation of Award Opportunities. An Annual Addendum may differentiate among employees or groups of employees with respect to the Performance Metrics, target achievement levels, weighting, and/or any other terms.

(h)Calculation of Award Value. The Committee approves the value of a Participant’s Award following the end of the applicable Performance Period and the Committee’s certification described in Section 5(b).

(i)Discretion to Reduce. The Committee shall have no discretion to arbitrarily increase the amount payable with respect to an Award above the amount that would otherwise be payable based upon attainment of the Performance Metrics, but the Committee may in its discretion reduce or eliminate such Award; provided, however, that the exercise of negative discretion shall not be permitted to result in any increase in the amount of any Award payable to any other Participant.

Section 6.Employment Status Impact on Award. The Committee may, but is not required to, specify the impact of a change in a Participant’s employment status on an Award in an Annual Addendum. The Committee shall retain the authority to make any other determinations regarding the treatment of a Participant’s Award, consistent with its authority set forth in Section 4.

Section 7.Payment. Awards shall be paid in cash no later than March 15th of the year following the end of a Performance Period in which the right to payment is no longer subject to a substantial risk of forfeiture; provided, that the Committee has determined and certified in writing the extent to which the Performance Metrics have been attained and the Awards have been earned.

Section 8.Termination of Employment. The Committee shall have discretion with respect to the treatment of an Award upon a Participant’s termination of employment. Notwithstanding the foregoing, the terms of the Olin Corporation Severance Plan for Section 16(b) Officers, effective January 27, 2019, and the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers, effective January 27, 2019, each as amended or restated from time to time (collectively, the “Severance Plans”), shall govern the treatment of Awards upon a Participant’s termination without “cause” or “good reason” (each as defined in the applicable Severance Plan).

Section 9.Amendment and Termination. The Committee may amend or terminate the Plan at any time. No Participant shall have any vested right, interest, or entitlement to any Award hereunder prior to its payment. Olin shall notify affected Participants in writing of any material amendment that, in Olin’s discretion, may adversely affect the Participant or any Plan termination.

The Committee may adjust the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting Olin, any affiliate, or the financial statements of Olin or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits to be made available under the Plan.

Section 10.Section 409A. To the extent any provision of the Plan (or any Award) or action by the Committee would subject any Participant to income inclusion and/or interest or additional taxes under Code

Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan (and any Award) will comply with or be exempt from Code Section 409A, and the Plan (and any Award) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any Award) may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with or exemption from Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant in connection with any Award to such Participant under the Plan (including any taxes and penalties under Code Section 409A), and neither Olin nor any affiliate shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Notwithstanding anything in the Plan to the contrary, to the extent that any Award would be subject to Code Section 409A and would be payable under the Plan by reason of the occurrence of a change in control, or the Participant’s disability, or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such change in control, disability, or separation from service satisfy the definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition).

To the extent that any Award is subject to Code Section 409A and the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, Olin’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Olin, including this Plan.

Section 11.Miscellaneous.

(a)No Rights to Awards. No employee, Participant or other person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)Withholding. All distributions under the Plan are subject to withholding of all applicable taxes.

(c)Other Compensation Arrangements. Nothing contained in the Plan shall prevent Olin or any affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Olin or any affiliate. Nothing in the Plan or the terms of a particular Award shall limit the right of Olin or an affiliate at any time to dismiss a Participant from employment, free from any liability or any claim under the Plan.

(e)Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(f)Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable, or as to any person or Award, or would disqualify the Plan or any Award, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Olin or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from Olin or any affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Olin or any affiliate.

(h)Olin Policies. All Awards shall be subject to any “clawback,” compensation recoupment, or similar policy of Olin applicable to such Award, regardless of when such policy is adopted.

(i)Agreement to Service. Each Participant receiving an Award shall, by accepting the Award, agree that he or she will, during employment, devote his or her entire time, energy and skill to the service of Olin and the promotion of its interests, subject to vacations, sick leave and other absences in accordance with the regular policies of, or other reasons satisfactory to, Olin and its affiliates.
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